Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this annual report pursuant to Regulation A on Form 1-K of Jabez Biosciences, Inc. of our report dated May 5, 2025, relating to our audit of the financial statements of Jabez Biosciences, Inc. for the period from inception (May 22, 2024) to December 31, 2024. We also consent to the reference to us under the caption “Experts” in the Form 1-K.

Tampa, Florida

May 5, 2025